Exhibit 99.3
Snowflake White Mountain Power, LLC; Renegy, LLC; and
Renegy Trucking, LLC (A Development Stage Company)
Combined Statements of Operations
(in thousands) (unaudited)

					Period from
	Three Months Ended		Nine Months Ended		September 1, 2004
	September 30		September 30		(Inception) through
	2007	2006	2007	2006	September 30, 2007

Sales	$217	$669	$997	$1,479	$3,936
Costs of goods sold	(1,987)	1,129	3,309	3,037	9,468

Gross profit (loss)	2,204	(460)	(2,312)	(1,558)	(5,532)

Operating expenses:
Selling, general and administrative	660	364	1,708	717	3,463
Loss (gain) on sale or disposal of property, plant and equipment	(2)	—	87	241	327

Operating income (loss)	1,546	(824)	(4,107)	(2,516)	(9,322)

Other income (expense):
Change in fair value of hedge instruments	(1,201)	(3,171)	588	(3,171)	(2,937)
Interest expense	(153)	(131)	(658)	(212)	(1,077)
Interest income	141	60	647	60	912
Other, net	(37)	(11)	(89)	(35)	358

Total other income (expense)	(1,250)	(3,253)	488	(3,358)	(2,744)

Net income (loss)	$296	$(4,077)	$(3,619)	$(5,874)	$(12,066)

See accompanying notes.

Snowflake White Mountain Power, LLC; Renegy, LLC; and
Renegy Trucking, LLC (A Development Stage Company)
Combined Balance Sheets
(in thousands) (unaudited)

As of September 30,
2007
Assets
Current assets:
Cash	$3
Restricted cash	8,912
Accounts receivable, net	65
Inventories	4,221
Other current assets	4,189

Total current assets	17,390

Property, plant and equipment, net	47,895
Deferred financing costs and other assets, net	2,768

Total assets	$68,053

Liabilities and members’ equity
Current liabilities:
Accounts payable	$3,415
Accrued payroll and benefits	149
Accrued liabilities and other	1,400
Current portion of long-term debt	1,126

Total current liabilities	6,090

Fair value of hedge instruments	2,937
Long-term debt, net of current portion	47,545

Total liabilities	56,572

Members’ equity	11,481

Total liabilities and members’ equity	$68,053

See accompanying notes.

Snowflake White Mountain Power, LLC; Renegy, LLC; and
Renegy Trucking, LLC (A Development Stage Company)
Combined Statements of Cash Flows
(in thousands) (unaudited)

			Period from
			September 1, 2004
	Nine Months Ended September 30,		(Inception) through
	2007	2006	September 30, 2007
Operating activities
Net loss	$(3,619)	$(5,874)	$(12,066)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	611	515	1,757
Amortization of deferred financing costs	113	45	158
Change in fair value of hedge instruments	(588)	3,171	2,937
Inventory and equipment losses related to fire	486	—	486
Loss (gain) on sale or disposal of assets	(8)	241	233
Changes in operating assets and liabilities:
Accounts receivable	36	(214)	(65)
Inventories	(2,223)	(2,073)	(7,450)
Prepaid expenses and other current assets	(1,109)	(3,278)	(1,357)
Accounts payable	212	(11)	541
Accrued payroll and benefits	82	102	82
Accrued expenses	693	110	1,225

Net cash used in operating activities	(5,314)	(7,266)	(13,519)

Investing activities
Purchases of restricted cash investments	—	—	(79,536)
Proceeds from sale of restricted cash investments	—	—	51,651
Net change in restricted cash investments	18,974	(37,026)	18,974
Purchases of property, plant and equipment	(22,293)	(8,126)	(46,044)
Proceeds from sale of property, plant and equipment	18	337	354

Net cash used in investing activities	(3,301)	(44,815)	(54,601)

Financing activities
Proceeds from line of credit	—	—	1,000
Unrestricted proceeds — Solid Waste Disposal Revenue Bonds	—	39,250	39,250
Proceeds from issuance of notes payable	5,752	2,587	9,585
Repayments of notes and leases payable	(82)	(143)	(694)
Payments of deferred financing costs	—	—	(2,927)
Contributions from members	2,917	10,401	21,909

Net cash provided by financing activities	8,587	52,095	68,123

Net change in cash	(28)	14	3
Cash, beginning of period	31	7	—

Cash, end of period	$3	$21	$3

Supplemental cash flows information
Cash paid for interest, net of amounts capitalized	$963	$104	$1,275

Supplemental disclosures of noncash investing and financing activities
Purchases of property, plant and equipment	$2,898	$4,810	$2,898

Reclassification of debt to equity	$—	$1,638	$1,638

See accompanying notes.

Snowflake White Mountain Power, LLC; Renegy, LLC; and Renegy Trucking, LLC
(A Development Stage Company)
Notes to Unaudited Combined Financial Statements
For the Nine Months Ended September 30, 2007 and 2006
Note 1. Description of Business
Formation and Operations of the Company. The accompanying financial statements include the combined operations of the following entities: Snowflake White Mountain Power, LLC (“SWMP”); Renegy, LLC (“Renegy”); and Renegy Trucking, LLC (“Renegy Trucking”) each an Arizona limited liability company (collectively, a development stage company and the “Company”). New Mexico and Arizona Land Company, LLC owns 100% of Renegy and Renegy Trucking. Stone Axe Power Ranch, LLC (a wholly-owned subsidiary of New Mexico and Arizona Land Company, LCC) owns 100% of SWMP. Each is organized to run in perpetuity or until terminated by the Board of Managers and only one class of membership exists for each of the entities presented.
Description of Business. SWMP is constructing a 24 megawatt biomass power generating facility (“Biomass Facility”) near Snowflake, Arizona, to meet its electric power generation obligations under 15- and 20-year power purchase agreements (“PPAs”) with Arizona Public Service (“APS”) and Salt River Project (“SRP”). Renegy has commenced operations to provide fuel for the Biomass Facility from green forest thinning, burned forest rehabilitation, and waste material from existing saw mills and other sources in the region. Renegy also provides saw timber to lumber companies. Renegy Trucking hauls saw logs and biomass fuel in support of the Company’s operations. The Company is presented as a development stage company as it is in the construction phase of its biomass power generating plant and planned principal operations have not commenced. The Company expects to exit the development stage during 2008 upon completion of the Biomass Facility and commencement of electric power generation and sales.
Note 2. Significant Accounting Policies
Principles of Consolidation and Combination. The combined financial statements include the accounts of SWMP, Renegy, and Renegy Trucking. All material inter-company accounts and transactions have been eliminated in combination. All inter-company transactions were conducted at arms length in the opinion of the managements of the Companies except as disclosed in Note 10. The combined financial statements are presented as a pooling of interests in accordance with AICPA Practice Bulletin 14, “Accounting and Reporting by Limited Liability Companies and Limited Liability Partnerships.” The Companies are combined for the financial presentation as it is the intent of management to combine the businesses of these entities with Catalytica Energy Systems, Inc. (“Catalytica”). This proposed transaction, which became effective on October 1, 2007, is described in more detail in Note 12.
Unaudited Interim Financial Information. The accompanying unaudited condensed combined financial statements have been prepared in accordance with accounting principles for interim financial information generally accepted in the United States and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2007.
Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash equivalents, restricted cash, and receivables. The Company maintains its cash balances in the form of cash deposits in bank checking accounts. Cash deposits in excess of amounts insured by the Federal Deposit Insurance Corporation are exposed to risk of loss in the event of nonperformance by the financial institution. The Company periodically maintains cash deposits with financial institutions in excess of insured limits. Restricted cash is invested primarily in money market funds. The Company performs ongoing credit evaluations of its customers and regularly monitors customer balances to minimize the risk of loss.
The Company has no off-balance sheet concentrations of credit risk, such as foreign exchange contracts, options contracts or other foreign hedging arrangements.
Fair Value of Financial Instruments. The Company has the following financial instruments: accounts receivable, accounts payable, accrued salaries and incentives, other accrued expenses, notes payable, and long-term debt. The carrying values of accounts receivable, accounts payable, accrued salaries and incentives, and other accrued expenses approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of notes payable and long-term debt approximates fair value based on the market interest rates available to the Company for debt of similar risk and maturities.
Derivative Financial Instruments. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and its amendments in SFAS Nos. 137, 139, and 149, the Company is required to measure all derivative instruments at fair value and to recognize all derivative instruments in its statement of financial position as either assets or liabilities depending on the rights or obligations under the contracts. The effective portion of a gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument is reported as a component of other comprehensive income. Changes in fair value resulting in a gain or loss on a derivative instrument not designated as a hedging instrument are recognized currently in earnings. As of September 30, 2007, the Company has two interest rate swaps to assist in management of the cost of debt, which are described more fully in Note 7. These interest rate swaps do not qualify for accounting treatment as cash flow hedges in accordance with SFAS No. 133. Accordingly, any changes in their fair values are recognized in current earnings.
Cash Equivalents and Restricted Cash. The Company considers all unrestricted cash accounts and highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. Restricted cash consists of funds borrowed pursuant to Solid Waste Disposal Revenue Bonds and its use is restricted to the construction of the Biomass Facility and procurement of related fuel and timber. Funds are released for use by the Company based on approved payment requests and lien releases from contractors with signed contracts to work on the project. The Company had $8.9 million restricted cash balances at September 30, 2007. The Company expects to utilize all restricted cash for the construction of its Biomass Facility.
Accounts Receivables and Allowances. Trade accounts receivable are recorded at the gross sales price of products sold to customers on trade credit terms. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. This allowance is based on specific customer account reviews and historical collection experience. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The following table summarizes the activity for the allowance for doubtful amounts on all accounts receivable for the nine months ended September 30, 2007 (in thousands):

Balance at December 31, 2006	14
Provision	—
Write-offs / Recoveries	(14)

Balance at September 30, 2007	—

Deferred Financing Costs. The Company incurred debt issuance costs of approximately $2.9 million related to its project debt financing which is being amortized over the life of the related debt using the straight-line method. Amortization expense recorded during the three months ended September 30, 2007 and 2006 was approximately $37,000 and $12,000, respectively. Amortization expense recorded during the nine months ended September 30, 2007 and 2006 was approximately $113,000 and $12,000, respectively. Amortization expense recorded during the period from September 1, 2004 (inception) through September 30, 2007 was approximately $159,000. At September 30, 2007, the balance of deferred financing costs was approximately $2.8 million.

Inventories. Inventories consist principally of logs, lumber, biomass, mulch and supplies, most of which will be used primarily in the production of electricity in the Company’s Biomass Facility. Biomass inventory consists of organic materials that will be burned in the power generation process. Certain lumber and mulch inventory is held for sale to retailers. The Company accounts for inventories in accordance with SFAS No. 151, “Inventory Costs.” Inventories are stated at the lower of cost or market based on the first-in, first-out method. Abnormal amounts of idle facility expense, inefficiencies incurred in inventory procurement, freight, and handling costs are recognized as current period charges in cost of goods sold and were approximately $0.6 million and $0.5 million during the three months ended September 30, 2007 and 2006, respectively; approximately $1.6 million and $1.6 million during the nine months ended September 30, 2007 and 2006, respectively; and approximately $6.8 million during the period from September 1, 2004 (inception) through September 30, 2007.
On April 15, 2007, the wood chip piles located adjacent to the Snowflake plant site caught fire, resulting in a loss of approximately 20,000 tons of wood chips. The total claim to the insurance company was approximately $663,000, which included the cost of the lost inventory in addition to costs incurred with extinguishing the fire. The claim was settled with the insurance company during the third quarter of fiscal 2007 for approximately $361,000, and the resulting loss of $302,000 was recorded during the second quarter in cost of goods sold and loss on sale or disposal of property, plant and equipment in the accompanying Combined Statements of Operations for the three and nine months ended September 30, 2007.
On June 6, 2007, the wood chip piles again caught fire. This fire resulted in a loss of approximately twelve to fifteen months of the Company’s total wood fuel supply and caused damage to certain equipment. As a result, the Company recorded a charge of $3.0 million through cost of goods sold for the inventory loss and a charge of $0.1 million though loss on sale or disposal of property, plant and equipment for the damaged equipment during the second fiscal quarter of fiscal 2007. The Company received a $2.9 million insurance claim reimbursement related to the inventory loss, which was recorded as a reduction of cost of goods sold during the third quarter of fiscal 2007. The Company expects reimbursement for the equipment loss during the first quarter of 2008 and will record the recovery in the period in which the claim is settled.
Approximately 18 months of wood fuel remains in storage after the fires. Subsequent to the fires, the Company began geographically separating the biomass stored in inventory in order to prevent or reduce the spreading of a fire, in the event another fire occurs in the future.
Impairment of Long-Lived Assets. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company tests long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. During the nine months ended September 30, 2007 and 2006, no events or changes in circumstances occurred which caused the Company to test its long-lived assets for impairment.
Property and Equipment. Property, plant, and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the underlying assets as indicated below:

Biomass generating facility	30 years
Machinery and equipment	6 years
Office furniture and equipment	3 – 7 years
Vehicles	5 years
Depreciation of the biomass generating facility will commence when the facility is operational, which is expected to occur in fiscal 2008.

Assets purchased through the assumption of capital lease obligations are generally depreciated over the lesser of their estimated useful lives or the term of the lease. Amortization of assets purchased through capital leases is included in depreciation expense. Repairs and maintenance costs are expensed as incurred.
Capitalized Interest. The Company capitalizes interest expense in accordance with SFAS No. 34, “Capitalization of Interest Cost,” and SFAS No. 62, “Capitalization of Interests Cost in Situations Involving Certain Tax-Exempt Borrowings and Certain Gifts and Grants.” The Company capitalizes interest expense associated with the construction of the Biomass Facility, net of the associated interest income with tax-exempt borrowings under the Solid Waste Disposal Revenue Bonds, which approximated $417,000 and zero for the three months ended September 30, 2007 and 2006, respectively; approximated $927,000 and zero for the nine months ended September 30, 2007 and 2006, respectively; and approximated $1,331,000 for the period from September 1, 2004 (inception) through September 30, 2007. Interest rates on loans entered into in association with the financing of the construction of the Company’s Biomass Facility are used as the basis for the weighted average interest rate for capitalization of interest expense. The Company’s approximately $39.3 million Solid Waste Disposal Revenue Bonds, approximately $4.4 million term loan, and approximately $1.4 million term loan carry interest rates of 4.5%, 4.5%, and 7.2%, respectively. Each of these loans is described more fully in Notes 5, 6, and 7. The resulting weighted average interest rate used in calculating capitalized interest was approximately 4.7% and 0.0% during the three months ended September 30, 2007 and 2006, respectively, and approximately 4.7% and 0.0% during the nine months ended September 30, 2007 and 2006, respectively. Net capitalized interest during the three and nine months ended September 30, 2007 and for the period from September 1, 2004 (inception) through September 30, 2007 is presented in the following table (in thousands):

					Period from
					September 1, 2004
	Three Months Ended		Nine Months Ended		(inception)
	September 30,		September 30,		through
	2007	2006	2007	2006	September 30, 2007

Interest cost incurred	$558	$—	$1,558	$—	$2,178
Less: interest expensed	141	—	631	—	847
Capitalized interest cost	$417	$—	$927	$—	$1,331
Revenue Recognition. The Company currently derives revenues principally from the sale of wood-related products to lumber companies and from forest thinning services.
Revenues from the sale of wood-related products, which includes logs, lumber and mulch and/or waste product, are recognized when the material is delivered and title transfers to the buyer.
Revenues from forest thinning services are recognized in accordance with related contract terms. For contracts that provide for payment based on the amount of acreage cleared, revenues are recognized when the U.S. Forest Service has inspected the site and approved billing. For contracts that provide for payment of a contractual amount per ton of biomass material removed, revenues are recognized as the material is removed and weighed.
The Company anticipates future revenues to be derived principally from the delivery of electric power pursuant to PPAs. As of September 30, 2007, the Company has not recognized revenues or produced or sold electricity under these agreements.
Shipping and Handling Fees. Shipping and handling fees are borne and paid directly by the Company’s customers.
Stock Based Compensation. SWMP, Renegy, and Renegy Trucking are Arizona limited liability companies with only one class of membership existing for each of the entities. None of the individual companies, or the companies in combination, has stock based compensation plans subject to the provisions of SFAS No. 123(R), “Share-Based Payment.”

Income Taxes. The Company has elected under the Internal Revenue Code to be taxed as a single member LLC, and as such, considered a disregarded entity. Under those provisions, the Company does not pay federal or state income taxes on its taxable income. Instead, the income of the Company is passed through to its member for taxation.
In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement principles for financial statement disclosure of tax positions taken or expected to be taken on a tax return. The Company adopted the provisions of FIN 48 on January 1, 2007. The total amount of unrecognized tax benefits as of the adoption date was immaterial, and no material changes to the amount of unrecognized tax benefits occurred during the nine months ended September 30, 2007. The adoption of FIN 48 is not expected to have a material impact on the Company’s condensed combined financial statements for the remainder of 2007.
Impact of Recently Issued Accounting Pronouncements. In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact; if any, the adoption of SFAS 157 will have on its combined financial statements.
In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement of certain financial assets and liabilities on an instrument-by-instrument basis. Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur. SFAS 159 is effective for an entity’s financial statements issued for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company is currently assessing the impact, if any; the adoption of SFAS 159 will have on its consolidated financial statements.
Note 3. Inventories
At September 30, 2007, inventories consist of (in thousands):

Biomass	$3,284
Logs	914
Lumber	23

Total inventories	$4,221

Note 4. Property, Plant and Equipment
At September 30, 2007, property, plant and equipment consists of (in thousands):

Biomass generating facility, construction in progress	$43,434
Machinery and equipment	6,022

Total property, plant and equipment	49,456
Less accumulated depreciation	(1,561)

Property, plant and equipment, net	$47,895

Depreciation expense for the three months ended September 30, 2007 and 2006 was approximately $201,000 and $263,000 respectively. Depreciation expense for the nine months ended September 30, 2007 and 2006 was approximately $613,000 and $520,000, respectively. Depreciation expense for the period from September 1, 2004 (inception) through September 30, 2007 was approximately $1,736,000.
Note 5. Long-Term Debt and Lines of Credit
In January 2005, the Company acquired substantially all the assets of White Mountain Forest Products, L.L.C. in exchange for cash and a $495,000 term loan (“WMFP Term Loan”), payable in twelve monthly installments of principal and interest through January 2006.
During fiscal 2005, the Company had two credit facilities pursuant to a credit agreement with Comerica Bank. The first credit facility represented a $1.0 million revolving line of credit (“Comerica LOC”) with interest payable monthly at the prime interest rate. The second credit facility represented a $750,000 term loan (“Comerica Term Loan”) with monthly principal payments of $12,500 plus interest at the prime interest rate. During fiscal 2006, the outstanding balances of these two credit facilities were assumed by Robert M. Worsley, and Comerica Bank released the Company from these liabilities and released all its security interests in the Company and its assets.
During fiscal 2006, the Company issued $39,250,000 of Solid Waste Disposal Revenue Bonds (“ID Bonds”), the terms of which call for principal payable at maturity on July 1, 2037 and which are redeemable at any time by the Company. Interest on these bonds is payable quarterly at a variable rate determined weekly by the bond underwriter (3.9% at September 30, 2007). The ID Bonds are described more fully in Note 6.
The Company has three credit facilities (collectively, the “CoBank Credit Facilities”) with CoBank, ACB (“CoBank”), described as follows:
1.	During fiscal 2006, the Company obtained a $12,002,000 Biomass Facility construction term loan (“SWMP Term Facility”) which converts from a construction loan to a term loan at the commencement of Biomass Facility operations, but no later than April 1, 2008. Interest is payable quarterly at LIBOR plus 2.00% through March 2008, LIBOR plus 1.5% through March 2013, and LIBOR plus 1.8% through maturity on January 1, 2014. Principal payments assume the form of quarterly mortgage style payments, beginning in April 2008 and continuing through January 2014.

2.	During fiscal 2006, the Company obtained a $1,492,000 term loan (“Renegy Term Facility”) with interest payable quarterly at a fixed rate of 7.2% through maturity at January 1, 2013. Principal payments assume the form of quarterly mortgage style payments, beginning in April 2008 through January 2013.

3.	The Company has a $500,000 revolving loan (“Revolving Loan Facility”) with interest payable quarterly at LIBOR plus 2.0% and maturing on April 1, 2026. As of September 30, 2007, the Company has not drawn on this loan.

The Company has interest rate swap agreements related to the SWMP Term Facility and the ID Bonds. See Note 7 for further details regarding those agreements.

The CoBank Credit Facilities are secured by all ownership interests in the Company and limited recourse guarantees of Robert M. Worsley and Christi M. Worsley.
During fiscal 2006, pursuant to a security agreement associated with the purchase of two trailers, the Company obtained a $40,000 term loan (“CIT Term Loan”) from the CIT Group / Equipment Financing, Inc. This term loan matures in July, 2009, bears interest at a fixed annual rate of 8.1%, and is payable in twenty-four principal and interest payments of $1,800, plus one payment of $1,000 due at maturity. Payments on this term loan are due only nine times per year; no payments are made in February, March, or April of each year.
On January 1, 2007, the Company acquired substantially all the assets of Ponderosa Trucking, Inc. in exchange for cash at closing, a $224,000 note payable to Ponderosa (“Ponderosa Note”), and assumption of four capital lease obligations (“Ponderosa Leases”) with a present value amount of $178,000. The Ponderosa Note is payable in 48 monthly installments of principal plus interest imputed at 3.6%, beginning in January 2007. The capital lease obligations include monthly installments with interest imputed at 8.0%, beginning in January 2007.
In May 2007, the Company entered into a lease agreement (“Chase Lease”) with Chase Equipment Leasing (“Chase”) for the purchase of approximately $1.5 million of equipment that will produce horse bedding material from the wood being gathered by the Company. The lease agreement provides for funding by Chase as the equipment is procured or manufactured. Currently, interest is payable monthly on principal amounts funded at the prime rate less 1.0%. Upon completion of the manufacture of the equipment, which the Company anticipates will occur in the fourth quarter of fiscal 2007; the lease agreement will convert to a capitalized lease payable over 60 months.
The Company’s long-term debt and capital lease obligations balances as of September 30, 2007 are summarized in the table below (in thousands):

ID Bonds	$39,250
SWMP Term Facility	6,631
Renegy Term Facility	1,445
CIT Term Loan	27
Chase Lease	990
Ponderosa Note	192
Ponderosa Leases	136

48,671
Less current maturities	(1,126)

Long-term debt, net of current portion	$47,545

Note 6. Solid Waste Disposal Revenue Bonds and Related Letters of Credit
Solid Waste Disposal Revenue Bonds
During fiscal 2006, the Company issued $39,250,000 of Solid Waste Disposal Revenue Bonds (“ID Bonds”) that have principal payable at maturity on July 1, 2037 and which are redeemable at any time by the Company. The ID Bonds have quarterly payments of interest at a variable rate determined weekly by the bond underwriter. The interest payments are also adjustable at any time by the Company to semiannual payments of interest at a fixed rate determined at the time of adjustment by the bond underwriter. In connection with a letter of credit issued by CoBank, the terms of which are described below, the Company is required to begin principal repayments on the ID Bonds in January 2014 and payment in full by January 2026. Principal payments will assume the form of quarterly mortgage style payments. Hedging is required such that 100% of the notional amount of the Bonds is subject to a floating to fixed interest rate swap at closing through maturity (see Note 7).

Letters of Credit
The ID Bonds are secured by an irrevocable direct pay letter of credit issued by CoBank (“CoBank Letter of Credit”) and a confirming irrevocable letter of credit issued by JP Morgan Chase Bank, NA (“Chase Letter of Credit”).
Pursuant to a credit agreement with CoBank, the key terms of the CoBank Letter of Credit are as follows:
•	$39,250,000 letter of credit securing the ID Bonds; successive two year renewable terms through maturity in January 2026 and repayable within 366 days of draw; fronting fee of 0.375% per annum payable quarterly; commitment fee payable quarterly and calculated as follows:
1.	On undrawn portions not cash collateralized, 2.0% through March 2008, 1.5% through March 2013, 1.8% through March 2018, and 2.0% through maturity.

2.	On undrawn portions that are cash collateralized, 50% of the rates for undrawn portions not cash collateralized (1 above).

3.	On drawn portions, LIBOR plus the rates for undrawn portions that are not cash collateralized (1 above).
The key terms of the Chase Letter of Credit are as follows:
•	$39,250,000 confirming letter of credit securing the ID Bonds. There are no fees associated with the Chase Letter of Credit as fees related to this letter of credit are included in the fee structure of the CoBank Letter of Credit.
Note 7. Interest Rate Swaps
On September 8, 2006, the Company entered into two floating to fixed interest rate swap agreements related to construction project debt that economically fixes the interest rate on its ID Bonds and a portion of the SWMP Term Facility, to which the related debt is described in Notes 5 and 6. The fair value of the Company’s interest rate swap agreements is the estimated amount the Company would receive or pay to terminate the agreement based on the net present value of the future cash flows as defined in the swap agreements. As of September 30, 2007, the Company’s liability, measured at fair value, related to these swap agreements was $2,937,000. These swap agreements are summarized as follows:

	SWAP 1	SWAP 2
	(ID Bonds)	(SWMP Term Facility)

Notional amount at September 30, 2007	$39,250,000	$5,785,837
Trade date	9/8/2006	9/8/2006
Termination date	1/2/2026	1/2/2014
Benchmark rate hedged	Muni Bond Index Rate (BMA)	3 Month LIBOR
Item description	Designated Bond	Designated Loan
Fixed rate	4.5%	5.2%
Fair value of liability at September 30, 2007	($2,815,000)	($122,000)

These interest rate swaps do not qualify for accounting treatment as cash flow hedges under SFAS No. 133; therefore, changes in their fair values are recognized in other income (expense) in the accompanying Combined Statements of Operations. The Company recognized other income (expense) related to the change of fair value of the interest rate swaps for the three and nine month periods ended September 30, 2007 and for the period from September 1, 2004 (inception) through September 30, 2007 as presented in the following table (in thousands):

				Period from
				September 1, 2004
				(inception)
Three Months Ended September 30,		Nine Months Ended September 30,		through
2007	2006	2007	2006	September 30, 2007

$(1,201)	$(3,171)	$588	$(3,171)	$(2,937)

Note 8. Commitments and Contingencies
The Company has a ten-year commitment beginning September 1, 2006, with annual renewal options, to operate the Heber, Arizona, Green Waste site. The Company receives $2,500 per month to operate the site and is able to utilize waste materials (at no charge) to produce biomass that will be burned in the power generation process.
The Company owes the Abitibi Consolidated Sales Corp. $500,000 for the use of the power facility substation within one month after completion of construction of the Biomass Facility, but no later than January 1, 2008.
The Company is obligated, pursuant to several contracts primarily with the U.S. Forest Service, to purchase, cut, and remove timber from various forests. Certain contracts require the payment of a stumpage fee for the right to remove organic materials, to be paid per each one hundred cubic feet. Other contracts stipulate a subsidy to be paid per acre or per ton by the U.S. Forest Service for the removal and thinning of U.S. Forest Service lands and have definitive commitments as to the timing of services to be rendered.
Pursuant to the CoBank credit agreements, upon commencement of operation of the Biomass Facility, the Company must maintain a 2.5 year availability of fuel, other than paper sludge, either on the plant site or available from counterparties under contract, provided that at least a one year stockpile of such availability of fuel, other than paper sludge, is on the plant site at all times.
In June 2007, the Company’s inventory of wood chip piles located adjacent to the Snowflake plant site caught fire resulting in a loss of approximately twelve to fifteen months of the Company’s total wood fuel supply and caused damage to certain equipment, resulting in a total fuel loss and equipment damage of approximately $3.1 million. The Company recorded a charge of $3.0 million through cost of goods sold for the inventory loss and a charge of $0.1 million through loss on sale or disposal of property, plant and equipment for the damaged equipment during the second fiscal quarter of 2007. The Company received a $2.9 million insurance claim reimbursement related to the inventory loss, which was recorded as a reduction of cost of goods sold during the third quarter of fiscal 2007. The Company expects reimbursement for the equipment loss during the first quarter of 2008 and will record the recovery in the period in which the claim is settled.
The Company is subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe the outcome of any of these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 9. Major Suppliers
The Company purchased $6.2 million of its supplies and materials for the Biomass Facility construction from ten vendors during the three months ended September 30, 2007 and purchased $19.5 million of its supplies and materials for the Biomass Facility construction from sixteen vendors during the nine months ended September 30, 2007.
Note 10. Related Party Transactions
Use of Assets. The Company utilized assets (at no charge) owned by persons who control the Company or entities that are under common ownership and control with the Company, consisting primarily of real property used for corporate office space and equipment storage.
Executive Time. No salary has been charged to the Company for the time and services provided by Robert M. Worsley, beneficial owner of the Company, in his role as Company president.
Company Expenses. Several Company costs were paid by entities under common ownership and control of the Company, expensed on the Company’s books at cost, and treated as contributions to member’s equity. These costs consisted primarily of legal and travel expenditures.
Management of the Company reviewed each of these related party transactions, both individually and in total, and determined they were not material to the combined financial statements.
Comerica Bank Credit Facility. As of September 8, 2006, in connection with the Company obtaining credit with CoBank, Robert Worsley assumed responsibility for satisfying the Company’s credit obligations with Comerica Bank. Comerica Bank released the Company from these liabilities and released all its security interests in the Company and its assets.
Note 11. Acquisitions
On January 1, 2007, the Company acquired substantially all the assets of Ponderosa Trucking, Inc. (“Ponderosa”) for a purchase price of $249,000, which approximated the fair value of the net assets acquired. Payment of the purchase price included $25,000 cash at closing, a $224,000 note payable to Ponderosa, and assumption of four capital lease obligations with a present value amount of $178,000. The note is payable in 48 monthly installments of principal plus interest imputed at 3.6%. The capital lease obligations include monthly installments with interest imputed at 8.0%.
Note 12. Merger Transaction
On May 8, 2007, the Company entered into a definitive contribution and merger agreement (the “Merger Agreement”) for purposes of combining the businesses of the Company and Catalytica under a new holding company, named Renegy Holdings, Inc. (“RHI”).
At a special stockholders meeting held on September 27, 2007, Catalytica stockholders holding a majority of the Catalytica common stock outstanding approved adoption of the Merger Agreement, and following the completion of the quarter, on October 1, 2007, the parties to the Merger Agreement completed the transaction pursuant to the terms of the Merger Agreement (the “Transaction”). As a result of the Transaction, on October 1, 2007, the Company and Catalytica began operating as wholly-owned subsidiaries of RHI.

A copy of the Merger Agreement, including Amendment No. 1 to the Merger Agreement, can be located in Amendment No. 2 to Form S-4 filed by RHI with the Securities and Exchange Commission (“SEC”) on August 31, 2007. A copy of Amendment No. 2 to the Merger Agreement is attached as Exhibit 2.1 to RHI’s Form 8-K filed with the SEC on September 21, 2007. Upon consummation of the Merger Agreement, Catalytica stockholders received approximately 41.3% of the outstanding shares of Renegy.
Pursuant to the terms of the Merger Agreement, the Worsley Trust, a trust controller by Robert Worsley and Christi Worsley, received 3,774,048 shares, or approximately 58.7% of RHI’s outstanding common stock, and warrants to purchase up to 2,473,023 shares of RHI’s common stock in connection with the Transaction. The warrants have an exercise price of $16.38 per share, provide for vesting in three tranches conditioned upon RHI’s achievement of certain renewable energy-related milestones, and expire at specified times no later than six years following the closing of the Transaction. If the warrants issued to the Worsley Trust are exercised in full, the Worsley Trust would hold approximately 70% of RHI’s outstanding common stock.
For accounting purposes, the Transaction is considered a reverse acquisition, under which the Company is considered to be acquiring Catalytica. Accordingly, the historical financial statements of the Company become the historical financial statements of the combined company and will not include the historical financial results of Catalytica prior to the completion of the Transaction. The Company and Catalytica both have a fiscal year end of December 31.